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EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                          KRISPY KREME DOUGHNUTS, INC.

The undersigned hereby submits these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina:

                                   ARTICLE I.

The name of the corporation is KRISPY KREME DOUGHNUTS, INC.

                                   ARTICLE II.

The period of duration of the corporation is perpetual.

                                  ARTICLE III.

The purposes for which the corporation is organized are to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina, and nothing contained herein shall in any way limit or restrict or take away from this corporation the general powers granted to it under and by virtue of the provisions of Chapter 55 of the General Statutes of North Carolina and the several amendments thereto.

                                   ARTICLE IV.

The corporation shall have the authority to issue not more than (a) 100,000,000 shares of common stock, no par value ("Common Stock"), and (b) 10,000,000 shares of preferred stock, no par value ("Preferred Stock").

Holders of the Common Stock are entitled to the entire voting power, all distributions declared and all assets of the corporation upon dissolution, subject to the rights and preferences, if any, of the holders of Preferred Stock to such voting powers, dividends and assets upon dissolution pursuant to applicable law and the resolution or resolutions of the Board of Directors providing for the issue of one or more series of Preferred Stock.

The Board of Directors is hereby expressly authorized to issue, at any time and from time to time, shares of Preferred Stock in one or more series. The number of shares within any such series shall be designated by the Board of Directors in one or more resolutions and the shares of each series so designated shall have such preferences with respect to the Common Stock and other series of Preferred Stock, and such other rights, restrictions or limitations with respect to voting, dividends, conversion, exchange, redemption and any other matters, as may


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be set forth in one or more resolutions adopted by the Board of Directors. If and to the extent required by law, the Board of Directors must file Articles of Amendment setting forth any designation, preferences, rights, restrictions or limitations of other series of Preferred Stock with the North Carolina Secretary of State prior to issuance of any shares of such series.

The authority of the Board of Directors with respect to the establishment of each series of Preferred Stock shall include, without limiting the generality of the foregoing, determination of the following matters which may vary between series:

         (a) The distinctive designation of that series and the number of shares constituting that series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares of such series then outstanding) from time to time;

         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, to payments of dividends on shares of that series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (e) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (h) Any other relative preferences, rights, restrictions or limitations of that series, including but not limited to any obligations of the corporation to repurchase shares of the series upon specified events.


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                                   ARTICLE V.

The initial registered office of the corporation shall be located at 370 Knollwood Street, Winston-Salem, Forsyth County, North Carolina 27103, and the initial registered agent at such address shall be Stephen A. Johnson.

                                   ARTICLE VI.

The number of directors of this corporation constituting the Board of Directors may be fixed by the bylaws.

                                  ARTICLE VII.

In discharging the duties of their respective positions and in determining what is believed to be the best interests of the corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the corporation and its subsidiaries, the communities in which offices of other establishments of the corporation and its subsidiaries are located, and all other factors the directors consider pertinent.

                                  ARTICLE VIII.

No director of the corporation shall have personal liability arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of his or her duty as a director; provided, however, that the foregoing shall not limit or eliminate the personal liability of a director with respect to those acts, omissions, or transactions for which the personal liability of a director may not be limited or eliminated as set forth in North Carolina General Statute Section 55-2-02 as it is currently enacted or as it may be amended, modified or rewritten from time to time in the future or as otherwise set forth in the North Carolina General Statutes as they are currently or as they may be enacted, modified or rewritten from time to time in the future.

Furthermore, notwithstanding the foregoing provision, in the event that Section 55-2-02 or any other provision of the North Carolina General Statutes is amended, modified or rewritten to permit further limitation or elimination of the personal liability of the director, the personal liability of the corporation's directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

This Article shall not affect a charter or bylaw provision or contract or resolution of the corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this Article shall not adversely affect any limitation hereunder on


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the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification.

                                   ARTICLE IX.

The provisions of Article 9 and Article 9A of the North Carolina Business Corporation Act entitled "The North Carolina Shareholder Protection Act" and the "The North Carolina Control Share Acquisition Act", respectively, shall not be applicable to the corporation.

                                   ARTICLE X.

The name and address of the incorporator are as follows: Stephen A. Johnson, 370 Knollwood Street, Winston-Salem, North Carolina 27103.


                                   ARTICLE XI.

These Articles will be effective at 12:02 a.m. upon the date when filed.

This the 30th day of November, 1999.


                                            /s/ Stephen A. Johnson
                                            ------------------------------------
                                            Stephen A. Johnson, Incorporator



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